Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Beneficial Mutual Bancorp, Inc. of our report dated March 24, 2006 relating to the financial statements of FMS Financial Corporation, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, N.Y.
April 26, 2007